For Immediate Release

Contact: Donald Miller-Jones Chief Financial Officer +7-095-737-5163 dmillerjones@moscowcablecom.com	Or: Barbara Cano Breakstone& Ruth International (646) 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp Announces 4th Quarter 2004
ComCor-TV Operational Progress

New York, February 16, 2005 - Moscow CableCom Corp. (NASDAQ: MOCC) today announced operational progress for the fourth calendar quarter of its wholly-owned subsidiary, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow.

As of December 31, 2004, CCTV's access network reached a total of 198,479 homes and businesses.  This represents a year-to-date increase of 43,693 homes, or 28.2% for the year.  Although new homes passed in the 4th quarter were minimal due to construction timing, CCTV has substantially completed the construction to pass an additional approximately 32,000 homes which it expects to be operational in the first quarter of 2005.

As a result of this expanded access network and its continued marketing efforts, as of December 31, 2004, subscribers for CCTV's terrestrial TV services totaled 65,677, an increase of over 16.5% from the 2003 total.

Subscribers for premium cable TV services increased to 9,213, an increase of 2.5% from the previous quarter and an increase of 77.8% for the year.  CCTV has temporarily reduced its marketing of television services while it prepares to implement a digital platform to provide expanded video product offerings to its customers.

CCTV's subscriber base for Internet access services increased to 20,129 as of December 31, 2004, which represents an increase of 19.7% during the quarter and an increase of 101% for the year.

All subscriber information represents total subscriber contracts recorded by CCTV.  At December 31, 2004, approximately 0.3% of terrestrial subscribers, 21.1% of premium cable TV subscribers and 20.2% of Internet subscribers were inactive.  Accordingly, as of December 31, 2004, the number of active subscribers for terrestrial television, cable television and Internet services increased from the prior year-end levels by 20.9%, 130.9% and 101.3%, respectively.

As a result of the above subscriber growth, Moscow CableCom expects CCTV's fourth quarter revenues from subscriber services, which excludes installation and equipment revenues or the recognition of previously deferred revenues, to total approximately $1,842,000, or 31.4% more than the service revenues it earned in its third quarter and 118.0% higher than the subscriber revenues it reported in the fourth quarter of 2003.

For the year, service revenues of approximately $5,574,000 are approximately 112.3% more than service revenues recorded by CCTV during 2003.

Warren Mobley, MOCC President and Chief Executive Officer, stated, "We are pleased with the strong subscriber growth in the fourth quarter, particularly during a period in which little new construction has been released for new sales and as we are preparing for the transition to a digital platform.  As we deploy the funds from the recent investment in the Company by Columbus Nova to build-out our access network throughout Moscow and to expand service offerings, we expect this subscriber growth to continue."

A schedule of subscriber statistics is attached for reference and forms a part of this press release

About Moscow CableCom Corp.

Moscow CableCom, (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may contain words such as "expects," "anticipates," "plans," "believes," "projects" and words of similar meaning.  These statements relate to our future business and financial performance, including CCTV's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and our ability to raise funds for CCTV's development.  These statements are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties.  The actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of CCTV, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  There may be other risks that we have not described that may adversely affect our business and financial condition.  We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Total Customers are customers connected to CCTV's system, some of whom may not currently be active but are not disconnected.  Active Customers are customers adjusted to reflect these inactive numbers.  Inactive Customers may be re-activated if they recommence paying for services or they may ultimately be disconnected, at which point they are reflected in Churn.